For period ending  4-30-97
File Number 811-7980


77.C.  Matters submitted to a vote of securities holders.

            The following matters were submitted to a vote of securities holders at the annual meeting of shareholders of Heritage U.S. Government Income Fund (the "Fund") held on February 28, 1997:

(1)   Election of Class II Trustees as follows:

                                                 SHARES
                                                 ------
                                                             WITHHELD
                                          FOR               AUTHORITY
                                          ---               ---------

      Class II
        James L. Pappas                   2,849,917.6722    45,814.4968
        Richard K. Riess                  2,849,917.6722    45,814.4968


      The following Trustees served as Trustees but did not stand for reelection during this period:

      Class I
        Donald W. Burton
        David M. Phillips

      Class III
        Thomas A. James
        C. Andrew Graham
        Eric Stattin

(2) Approval of the selection of Price Waterhouse LLP as independent accountants of the Fund for the fiscal year ended October 31, 1997: 2,859,562.6538 shares were voted in favor of, 11,256.5152 shares were voted against, and 24,913.000 abstained from voting on the motion to approve the selection of Price Waterhouse LLP as independent accountants of the Fund for the fiscal year ended October 31, 1997.